Amended and Restated Pricing Supplement                           Rule 424(b)(3)
 dated February 5, 2003                                       File No. 333-72676
(To Prospectus dated November 30, 2001                        Cusip No.88319QF40
and Prospectus Supplement dated November 30, 2001)


                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                  Textron Financial Canada Funding Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

Issuer:  Textron Financial Corporation


-----------------------------------------------------------------------------------------------
Principal Amount:  $111,500,000                  Initial Interest Rate:  2.35000%
Agent's Discount or Commission:  $278,750        Original Issue Date:  February 11, 2003
Net Proceeds to Issuer:  $111,221,250            Stated Maturity Date:  February 11, 2005
-----------------------------------------------------------------------------------------------

Interest Category
[X]  Regular Floating Rate Note

[ ]  Floating Rate/Fixed Rate Note
       Fixed Rate Commencement Date:
       Fixed Interest Rate: %

[ ]  Inverse Floating Rate Note
       [ ] Fixed Interest Rate: %

Interest Rate Basis or Bases:
       [ ] CD Rate               [ ] Federal Funds Rate [ ] Prime Rate
       [ ] CMT Rate              [X] LIBOR              [ ] Other (see attached)
       [ ] Commercial Paper Rate [ ] Treasury Rate

If LIBOR:
       [ ] LIBOR Reuters Page:
       [X] LIBOR Telerate Page:  3750
       LIBOR Currency:  US$

If CMT Rate:
       CMT Telerate Page:
          [ ] Telerate Page 7051
          [ ] Telerate Page 7052
              [ ] Weekly Average
              [ ] Monthly Average

Spread (+/-):  +100 bps                             Maximum Interest Rate:     %

Spread Multiplier:  N/A                             Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:  May 12, 2003


Interest Reset Dates: Quarterly, on the 11th day of February, May, August and November

Interest Payment Dates: Quarterly, on the 11th day of February, May, August and November

Interest  Determination  Dates:  two business days prior to each Interest  Reset
Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):


Day Count Convention:

       [X] Actual/360 for the period from February 11, 2003 to February 11, 2005
       [ ] Actual/Actual for the period from _______ to _______
       [ ] 30/360 for the period from _______ to _______

Redemption:
       [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
       [ ] The Notes can be redeemed prior to Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:  ____%
           Annual Redemption  Percentage   Reduction:   ____%  until  Redemption
           Percentage is 100% of the Principal Amount.

Optional Repayment:
       [X] The Notes cannot be repaid prior to the Stated Maturity Date.
       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
           Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [ ]  Yes  [X]   No
     Issue Price: %

         Total Amount of OID:
         Yield to Maturity:             %
         Initial Accrual Period OID:

Agent:
      [X] Merrill Lynch, Pierce, Fenner & Smith  [X] Wachovia Securities
          Incorporated                           [ ] Fleet Securities, Inc.
      [ ] Banc of America Securities LLC         [ ] J.P. Morgan Securities Inc.
      [X] Banc One Capital Markets, Inc.         [ ] Salomon Smith Barney Inc.
      [ ] Barclays Capital Inc.                  [X] UBS Warburg LLC
      [ ] Credit Suisse First Boston Corporation [ ] Other: _______________
      [X] Deutsche Bank Alex. Brown Inc.


Agent acting in the capacity as indicated below:
       [X] Agent    [ ] Principal

          excluding Merrill Lynch, Pierce, Fenner & Smith Incorporated who acted as Principal

If as Principal:

     [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
     [X] The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

If as Agent:

        The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:

This amended and restated pricing supplement is being filed solely to reflect the fact that Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as principal in the transaction. No other terms are changed.


   Terms are not completed for certain items above because such items are not applicable.